UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2006

Center Financial Corporation

(Exact name of Registrant as specified in its charter)

Commission file number: 000-50050

California	52-2380548
(State of Incorporation)	(IRS Employer Identification No)

3435 Wilshire Boulevard, Suite 700, Los Angeles, California 90010

(Address of principal executive offices)

(213) 251-2222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8: Item 8.01. Other Events

On July 27, 2006 Center Bank’s attorneys were served with a cross-claim and cross complaints from third party defendants in an action filed by Korea Export Insurance Corporation (KEIC) in the United States District Court for the Central District of California by KEIC (Center Bank is a wholly owned subsidiary of Center Financial Corporation). The federal action was filed by KEIC earlier this year after KEIC’s lawsuit against Center Bank in Orange County Superior Court (State Court) was dismissed for lack of jurisdiction of the State Court action. The cross-complainants are Citibank Korea, Inc. (formerly known as KorAm Bank), Industrial Bank of Korea, Kookmin Bank, Korea Exchange Bank and Hana Bank (hereinafter the Korean Banks). The Korean Banks allege various claims against Center Bank and other defendants named in the lawsuit. The claims alleged against Center Bank are for breach of contract, negligence, negligent misrepresentation and breach of fiduciary duty in the handling of certain documents against acceptance transactions that occurred in the years 2000 and 2001. The total amount of the claims is approximately $46 million plus interest and punitive damages. These claims are in addition to KEIC’s claims against Center Bank as a co-defendant in the approximate amount of $56 million originally filed in March of 2003 in State Court. Center Bank believes that it has meritorious defenses to all of the claims filed by the Korean Banks and intends to vigorously defend its position.

Section 9: Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

99.1	NA

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized:

Date: August 1, 2006	/s/ Patrick Hartman
Center Financial Corporation Patrick Hartman Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	NA